Exhibit 99.1

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates, and projections about Evolving Systems’ industry, management’s beliefs, and certain assumptions made by management. Forward-looking statements include our expectations regarding product, services, and customer support revenue, annual savings associated with the organizational changes effected in 2002, and short- and long-term cash needs. In some cases, words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “estimates”, variations of these words, and similar expressions are intended to identify forward-looking statements. The following discussion should be read in conjunction with, and is qualified in its entirety by, the financial statements and the notes thereto included elsewhere in this Annual Report on Form 10K. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in this section and in the section entitled “Risk Factors.”

Introduction

Evolving Systems, Inc. (“we”, “our”, “us”) is a provider of innovative and cost-effective software solutions to tier one telecommunications companies. We maintain long-standing relationships with many of the largest wireline and wireless telecommunications providers in North America. Our customers rely on us to develop, deploy, enhance and maintain complex, highly reliable software solutions for a range of Operations Support Systems (OSS), enhanced services platforms and our customers rely on us to provide systems integration services.

Founded in 1985, we initially focused on providing custom software development and professional services to a limited number of telecommunications companies. In 1996, concurrent with the passage of the Telecommunications Act of 1996, we made a strategic decision to add software products to our established professional services offering. Since that time we have built a strong product portfolio that includes, but is not limited to, LNP OSS software that enables carriers to meet Federal Communications Commission (FCC) requirements that consumers be permitted to retain their phone numbers when changing service providers; and number conservation software that addresses FCC-mandates to extend the life of the North American Numbering Plan. Number Portability is mandated and implemented for U.S. wireline carriers today and is expected to be implemented by all U.S. wireless carriers by November 24, 2003. Number conservation or number pooling is mandated for all U.S. carriers and is in various stages of implementation for both U.S. wireline and wireless carriers today. Our decision to complement our professional services capability with software products has resulted in broader sales opportunities with new and existing customers as well as a more diversified revenue mix comprised of software licenses, professional services fees and recurring maintenance and support revenue. We have branded our product development and systems integration business model ServiceXpress.

In 2001, we began expanding our solution portfolio for the recently mandated number conservation market. The FCC’s decision to alter the method of allocating telephone numbers to wireline and wireless carriers and to impose revised administration and reporting requirements on those carriers presented a unique opportunity. Our NumeriTrack solution has been sold to four major carriers and facilitates compliance with the FCC mandates for both wireline and wireless carriers, supports integration with carriers’ existing back-office systems and contains features for future adaptability. Throughout 2001, we observed that the entire telecommunications sector was substantially reducing capital expenditures and our sales cycle was lengthening. As a result we reduced our workforce by 53 people, reviewed all areas of our operations in a program to reduce costs and improve operating efficiencies.

During 2002, we focused on delivering consistent profitable revenue growth while cutting operating expenses. We showed an increase in revenue in each of the four quarters of 2002. We implemented a restructuring plan to reduce expenses in order to address the decline in our revenues from the downturn in the telecommunications industry. We reduced our work force during 2002 by 165 people, renegotiated our Englewood, Colorado headquarters lease, reduced our number of sub-contractors, eliminated certain employee benefits, closed all of our remaining satellite offices, and tightly controlled fixed asset purchases and general expenditures throughout all levels of the organization. These changes are expected to reduce our annual expenses by approximately $17.2 million. As a result of restructuring plan and reduced expenses, the Company accomplished:

•                  Return to profitability in the third and fourth quarters of 2002;

•                  Significant decrease in annual operating expenses; and

•                  Positive cash flow in the third and fourth quarters of 2002

The following table sets forth, for the periods indicated, our Statements of Operations reflected as a percentage of total revenue.

	For the Years Ended December 31,
	2002	2001	2000
Revenue:
License fees and services	52.9%	74.4%	89.6%
Customer support	47.1%	25.6%	10.4%
Total revenue	100.0%	100.0%	100.0%

Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	24.6%	59.3%	53.3%
Costs of customer support, excluding depreciation and amortization	49.5%	27.1%	7.4%
Sales and marketing	21.4%	24.0%	15.5%
General and administrative	23.6%	25.7%	20.3%
Product development	5.3%	9.0%	0.7%
Depreciation and amortization	7.7%	7.3%	6.0%
Restructuring and other expenses	22.1%	—	—
Total costs of revenue and operating expenses	154.2%	152.4%	103.2%

Loss from operations	(54.2)%	(52.4)%	(3.2)%
Other income, net	0.2%	0.7%	1.3%
Loss before income taxes	(54.0)%	(51.7)%	(1.9)%
Provision for income taxes	—	4.5%	—
Net loss	(54.0)%	(56.2)%	(1.9)%

Results of Operations

Reclassification – revenue and costs of revenue

Beginning in the first quarter of 2003 the Company began to evaluate its business on a project basis, separately managing its delivery of new projects from recurring customer support projects.  Revenue is comprised of license fees and services and customer support.  Delivery projects include software licenses fees, custom development, integration and time and materials work.  Customer support includes recurring maintenance fees, annual support fees and warranty maintenance.  Warranty maintenance revenues are withheld from the percent complete calculation on a project and are recognized ratably over the warranty period.  Prior to the first quarter of 2003, the Company classified license fees and those services directly related to the delivery of the licensed product, along with warranty maintenance, as license fees and related services.  Customer support and other services included the remaining revenue types.  Beginning in the first quarter of 2003, all delivery projects are classified as license fees and services and all support projects are classified as customer support.  This change has not impacted our revenue recognition policy.  Accordingly, license fees and services and customer support revenues and the related costs of license fees and services and costs of customer support, for the years ended December 31, 2002, 2001 and 2000 have been reclassified to conform to the Company's current presentation.  This change had no effect on our financial position, total revenue, net income (loss) or cash flows for any of the periods presented.  Total revenue was $23.0 million, $34.1 million and $53.8 million for the years ended December 31, 2002, 2001 and 2000, respectively.

License fees and services

License fees and services revenues were $12.1 million, $25.3 million and $48.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. License fees and services decreased $13.2 million, or 52% from 2001 to 2002. The decrease in 2002 is primarily due to a decrease of $11.8 million in custom development services related to the continued poor economic conditions in the telecommunications market.

License fees and services revenues decreased $22.8 million or 47%, from 2000 to 2001 is due to a decrease in custom development services of $11.1 million, the delay in the FCC’s decision to implement wireless number portability, the termination of a customer contract, delays in the delivery of certain fixed-price projects and poor economic conditions in the telecommunications market,.

The current FCC mandate specifies that wireless carriers in the United States begin offering local number portability to its subscribers on November 24, 2003. This mandate was originally scheduled to take effect November 24, 2002, but in July of 2001, Verizon Wireless petitioned the FCC requesting partial forbearance from this requirement. The petition forbearance was denied, but the FCC did grant a one year delay for wireless carriers to comply with this requirement.

In addition, 2001 license fees and related services revenue were further impacted by the termination of our revenue sharing ASP arrangement we had with Qwest Communications International Inc. (“Qwest”). This ASP arrangement was amended in response to Qwest’s decision to discontinue its plans to offer certain of our products on a commercial ASP basis. We continue to provide software and services to Qwest for its internal operations; however, the impact of the new business relationship was a reduction in our fourth quarter 2001 revenue of $1.2 million.

Customer Support

Customer support revenues were $10.8 million, $8.7 million and $5.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. The increase from 2001 to 2002 of $2.1 million or 24%, is due to the increase in our installed licensed software base upon which support fees are charged.

The increase from 2000 to 2001 of $3.1 million or 56%, is due to the increase in our installed licensed software base upon which support fees are charged.

Costs of Revenue

Costs of revenue, excluding depreciation and amortization consist primarily of personnel costs, subcontractor costs, facilities costs, the costs of third-party software and all other direct costs associated with this personnel. As a result of the previously mentioned revenue reclassifications, the Company has reclassified costs of revenue, excluding depreciation and amortization to appropriately match cost of revenues with revenues. There was no effect on our total costs of revenue for any period presented. Total costs of revenue were $17.0 million, $29.4 million and $32.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. Headcount reductions of 111 associated with the Company’s restructuring plan in 2002 were related to departments within costs of revenue.

Costs of License Fees and Services, Excluding Depreciation and Amortization

Costs of revenue for license fees and services, excluding depreciation and amortization, were $5.6 million, $20.2 million and $28.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. The decrease of $14.5 million, or 72% from 2001 to 2002 is due to decreased employee and related expenses due to staff reductions in 2002 and reduced facilities costs related to the Company’s restructuring plan.

The decrease in costs of revenue related to license fees and services of $8.5 million, or 30%, from 2000 to 2001 was due to staff reductions that took place in 2001 and an increased labor expense in customer support.

Costs of Customer Support, Excluding Depreciation and Amortization

Costs of revenue for customer support, excluding depreciation and amortization were $11.4 million, $9.2 million and $4.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. The increase of $2.1 million, or 23% from 2001 to 2002 is due to a 24% increase in customer support revenues.  Significant cost reductions related to staff reductions in the first half of 2002 and reduced facilities costs related to the Company’s restructuring plan were not realized until the third and fourth quarters of 2002.

The increase in costs of revenue related to customer support, excluding depreciation and amortization, of $5.3 million or 133% from 2000 to 2001 was due to a 56% increase in customer support revenues.  Significant cost reductions related to staff reductions that took place in late 2001 and the first half of 2002 were not realized until the third and fourth quarters of 2002.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation costs (including commissions), travel expenses, public relations, industry trade shows and communication expenses. Sales and marketing expenses were $4.9 million, $8.2 million and $8.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. The decrease from 2001 to 2002 of $3.3 million or 40% was due to a reduction of our sales and marketing staff and lower commission expense due to a decline in sales revenues as well as decreases in travel and entertainment and advertising related costs. The Company eliminated 18 of the 24 positions in sales and marketing related to the Company’s restructuring plan in 2002. As a percentage of revenue, sales and marketing expenses decreased from 24% to 21% from 2001 to 2002. The decrease as a percentage of revenue is due the aforementioned reduction in headcount and related expenses in 2002.

The decrease in sales and marketing expenses from 2000 to 2001 of $160,000 or 2% is due to decreased salaries and related expenses. As a percent of revenue sales and marketing expenses increased from 16% to 24% from 2000 to 2001. The increase as a percentage of revenue from 2000 to 2001 is due to headcount reductions, to size the business to decreased revenue levels that were not completed until 2002.

General and Administrative

General and administrative expenses consist principally of compensation costs for facilities, finance, legal, human resources, and general management personnel. General and administrative expenses were $5.4 million, $8.7 million and $10.9 million for the years ended December 31, 2002, 2001 and 2000, respectively. The decrease in expenses from 2001 to 2002 of $3.3 million or 38%, is due to decreases in headcount and related expenses and the restructure of the Company’s headquarters lease. The Company eliminated 16 of the 39 general and administrative positions as a result of the restructuring plan that took place in 2002. As a percentage of revenue, general and administrative expenses decreased to 24% in 2002 from 26% in 2001. The decrease as a percentage of revenue is due to the aforementioned headcount reductions and restructure of the Company’s headquarters lease in 2002.

The decrease in expenses from 2000 to 2001 of $2.2 million, or 20%, was related primarily to reduced administrative staffing, professional services, and employee recruiting. While general and administrative expenses overall decreased significantly in absolute dollars, as a percentage of revenue, general and administrative costs increased to 26% in 2001 from 20% in 2000. The increase as a percentage of revenue is due to headcount reductions, to size the business to decreased revenue levels that were not executed until 2002.

Product Development

Product development expenses consist primarily of employee related expenses and occupancy costs. Product development expenses were $1.2 million, $3.1 million and $370,000 for the years ended December 31, 2002, 2001 and 2000, respectively. As part of our restructuring plan we focused our employee resources on developing specifically requested customer projects. The effects of the Company eliminating 20 product development positions, along with fewer staff being dedicated to product development in 2002 resulted in the decrease of $1.9 million or 61% compared with 2001. As a percentage of revenue, product development costs decreased to 5% in 2002 from 9% in 2001. The decrease as a percentage of revenue is due to the aforementioned headcount reductions in 2002.

The increase from 2000 to 2001 of $2.7 million from $370,000, resulted from the development of new generation products in 2001 such as NumeriTrack and OmniPresenceServer. As a percentage of revenue, product development costs increased to 9% in 2001 from 1% in 2000

Restructuring and Other Expense

Due to the continued downturn in the telecommunications industry, the Company’s sharp decline in revenue, the delay in ruling on wireless number portability and other factors in late 2001 and early 2002, management implemented a cost reduction plan (the “Plan”). This Plan included workforce reductions, restructuring of the Company’s headquarters building lease, the closure of its satellite field offices and the write down of certain fixed assets. The Company incurred $5.1 million in restructuring and other expenses for the year ended December 31, 2002.

Work force reductions.  The Company reduced its staff by 165 people (41 in the first quarter, 78 in the second quarter, 29 in the third quarter and 17 in the fourth quarter) in 2002. All departments within the Company were impacted by the reductions. As a result, the Company recorded expenses associated with these reductions in staff of approximately $1.5 million in restructuring and other expenses for the year ended December 31, 2002. All payments for these employees were contractually defined and fixed. At December 31, 2002 approximately $150,000 remained in accounts payable and accrued liabilities related to these workforce reductions. This amount will be paid out over the terms of each employee’s separation agreement, which do not extend beyond June 2003. The Company expects to realize annualized savings of approximately $15.4 million as a result of these work force reductions.

The following table summarizes the number of staff positions eliminated through December 31, 2002 in accordance with the Plan:

Product delivery, support and development	131
Sales and marketing	18
General and administrative	16
165

Restructure of headquarters lease.  In June 2002, the Company restructured and amended its lease agreement on its Englewood, Colorado headquarters lease and recorded a lease cancellation charge and related liability of $2.0 million in restructuring and other expenses less a net benefit of approximately $200,000 of rent escalation liabilities that were reversed and building improvement costs that we assumed. The amended lease decreased the overall leased square footage and decreased the lease term from February 2016 to May 2007. During 2002, the Company paid its landlord $1.1 million, with the remaining $900,000 payable in $100,000 monthly installments through September 2003. In addition the Company owes the landlord $176,000 as a result of building improvements that had to be made related to the amendment of the lease. As of December 31, 2002, $1.1 million was included in accounts payable and accrued liabilities related to this obligation. The payment of the lease cancellation charge is collateralized by the Company’s contract receivables. In addition, as security for the amended lease obligation, the Company restricted $500,000 of its cash through the issuance of a letter of credit to its landlord in the third quarter of 2002. The restricted cash requirement will expire by $100,000 in December 2004, $100,000 in December 2005 and the remainder in May 2007 as long as our account is in good standing. The Company expects to realize annualized savings of approximately $1.2 million as a result of the restructure of the headquarters lease.

Closure of satellite offices.  The Company closed all of its satellite field offices during the six months ended June 30, 2002. Estimated costs to sublease or terminate the lease commitments of $484,000 were recorded for the year ended December 31, 2002, which includes $17,000 of fourth quarter expense for an adjustment to the net liability, as restructuring and other expenses. During the year ended December 31, 2002, the Company made cash payments of $327,000, net of sublease income of $29,000, related to these leases. At December 31, 2002, $98,000 was included in accounts payable and accrued liabilities, and an additional $59,000 was included in long-term obligations related to these office closures, which will be paid over the remaining lease terms, ranging from 22 months to 40 months. The costs to sublease or terminate these lease commitments are based on estimates and as such, the Company may incur additional costs related to the satellite office closures. The Company expects to realize annualized savings of approximately $500,000 as a result of these satellite office closures.

Impairment of assets.  The Company recorded a non-cash expense of $1.1 million for the impairment of assets in restructuring and other expenses during the year ended December 31, 2002. The majority of this charge resulted from the abandonment of leasehold improvements relating to the restructuring of its headquarters lease in June 2002 and the remainder was due to the abandonment of furniture and equipment related to the Company’s employee reductions. These assets were taken out of service in the second quarter and were disposed of during the third quarter of 2002. The Company expects to realize annualized savings of approximately $100,000 as a result of these asset impairments.

Other Costs.  The Company recorded an expense of $106,000 related to other assets that would no longer be utilized by the Company as a result of the restructuring.

For more details on the restructuring and other expenses see “Note 4 to the Financial Statements.”

Other income (expense)

Other income (expense) includes interest expense on our capital leases and interest income on cash and cash equivalents. Other income (expense) was $35,000, $256,000 and $682,000 for the years ended December 31, 2002, 2001 and 2000, respectively, and resulted in net other income for each of the years. The decrease in 2001 and 2002 is due to a loss on disposal of certain assets as well as the decrease in interest income from reduced interest rates and from reduced cash balances.

Provision for income taxes

A full valuation allowance is recorded as of December 31, 2002, due to uncertainties related to the Company’s ability to utilize its deferred tax assets, primarily consisting of certain net operating loss carryforwards, before they expire. The Company’s assessment of this valuation allowance was made using all available evidence, both positive and negative. In particular, the Company considered both its historical results and its projections of profitability for only the reasonably foreseeable future periods. The Company’s realization of its recorded net deferred tax assets is dependent on future taxable income and, therefore, the Company is not assured that such benefits will be realized.

Quarterly Financial Information

The following table sets forth certain unaudited information for each of our last eight quarters. This data has been derived from unaudited financial statements that have been prepared on the same basis as the annual audited financial statements and, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. During 2002, we adopted EITF Issue No. 01-14 which requires reimbursements received for out-of-pocket expenses to be reported as services revenue in the statement of operations. Our financial results of prior quarters include reclassifications to conform to the new presentation. This change had no effect on operating income or loss or net income or loss for any period presented. In accordance with EITF Issue No. 01-14, the following reimbursable expense amounts are now reflected as revenue and cost of revenue (in thousands):

	Three Months Ended				Three Months Ended
	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	Mar. 31, 2002	Dec. 31, 2001	Sept. 30, 2001	June 30, 2001	Mar. 31, 2001

Reimbursable expense adjustment	$32	$27	$17	$33	$57	$31	$25	$46

These unaudited quarterly results should be read in conjunction with the financial statements and notes thereto appearing in Exhibit 99.2 in this Form 8-K. The results of operations for any quarter are not necessarily indicative of the results for any future period. As previously mentioned, due to the changes in the way the Company evaluates its business, revenue and costs of revenue have been reclassified to conform to the Company’s current presentation. There was no effect on our financial position, total revenue or net income (loss) for any of the periods presented.

	Three Months Ended				Three Months Ended
	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	Mar. 31, 2002	Dec. 31, 2001	Sept. 30, 2001	June 30, 2001	Mar. 31, 2001
Revenue:
License fees and services (1) (2) (3)	$4,307	$3,953	$1,956	$1,929	$2,073	$2,053	$9,780	$11,416
Customer Support	3,011	2,687	2,651	2,469	2,246	2,052	2,211	2,224
Total revenue	7,318	6,640	4,607	4,398	4,319	4,105	11,991	13,640

Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,278	1,061	1,175	2,130	4,668	4,258	4,991	6,265
Costs of customer support, excluding depreciation and amortization	2,069	2,442	3,228	3,636	2,877	2,968	2,017	1,365
Sales and marketing	858	766	1,400	1,883	1,676	2,129	2,119	2,282
General and administrative (4)	861	1,112	1,495	1,952	2,316	2,191	1,949	2,282
Product development	131	333	191	554	859	1,162	695	360
Depreciation and amortization	367	396	486	522	563	618	647	655
Restructuring and other expenses	88	310	4,040	641	—	—	—	—
Total costs of revenue and operating expenses	5,652	6,420	12,015	11,318	12,959	13,326	12,418	13,209

Income (loss) from operations	1,666	220	(7,408)	(6,920)	(8,640)	(9,221)	(427)	431
Other income (expense), net	(35)	19	38	13	(79)	59	112	164
Income (loss) before income taxes	$1,631	$239	$(7,370)	$(6,907)	$(8,719)	$(9,162)	$(315)	$595
Provision for (benefit from) income taxes (5)	—	—	—	—	—	1,485	(66)	128
Net income (loss)	$1,631	$239	$(7,370)	$(6,907)	$(8,719)	$(10,647)	$(249)	$467

Basic earnings (loss) per common share	$0.12	$0.02	$(0.55)	$(0.52)	$(0.66)	$(0.81)	$(0.02)	$0.04

Diluted earnings (loss) per common share	$0.12	$0.02	$(0.55)	$(0.52)	$(0.66)	$(0.81)	$(0.02)	$0.03

Weighted average basic shares outstanding	13,298	13,297	13,292	13,292	13,188	13,185	12,973	12,954
Weighted average diluted shares outstanding	13,590	13,297	13,292	13,292	13,188	13,185	12,973	13,396

(1)                                  For the three months ended September 30, 2001, the Company had negative revenue on a large project as a result of increased testing requirements that caused an increase in estimated hours on the project. This caused the percentage-of-completion to decline and revenue to be reversed. The impact of this change in estimated hours was a reduction in revenue of $349,000.

(2)                                  For the three months ended December 31, 2001, the Company terminated its revenue sharing ASP arrangement it had previously entered into with one of its customers. The impact of this termination was a reduction in revenue of $1.2 million.

(3)                                  For the three months ended September 30, 2002 and December 31, 2002, we decreased total estimated hours on a significant fixed price project that resulted in an increase in revenue of approximately $700,000 and $1.0 million, respectively.

(4)                                  For the three months ended December 31, 2002, the Company had a benefit of $138,000 due to a decrease in the allowance for doubtful accounts. The decrease in the allowance for doubtful accounts is due to collections from customers.

(5)                                  For the three months ended September 30, 2001, a full valuation allowance was recorded relating to the Company’s deferred tax asset. See Notes to the Financial Statements.

	Three Months Ended				Three Months Ended
	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	Mar. 31, 2002	Dec. 31, 2001	Sept. 30, 2001	June 30, 2001	Mar. 31, 2001
Revenue:
License fees and services	58.9%	59.5%	42.5%	43.9%	48.0%	50.0%	81.6%	83.7%
Customer support	41.1%	40.5%	57.5%	56.1%	52.0%	50.0%	18.4%	16.3%
Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	17.4%	16.0%	25.5%	48.4%	108.1%	103.7%	41.6%	45.9%
Costs of customer support, excluding depreciation and amortization	28.3%	36.7%	70.1%	82.7%	66.6%	72.3%	16.8%	10.0%
Sales and marketing	11.7%	11.5%	30.4%	42.8%	38.8%	51.9%	17.7%	16.7%
General and administrative	11.8%	16.8%	32.5%	44.4%	53.6%	53.4%	16.3%	16.7%
Product development	1.8%	5.0%	4.1%	12.6%	19.9%	28.3%	5.8%	2.7%
Depreciation and amortization	5.0%	6.0%	10.5%	11.8%	13.0%	15.0%	5.4%	4.8%
Restructuring and other expenses	1.2%	4.7%	87.7%	14.6%	0.0%	0.0%	0.0%	0.0%
Total costs of revenue and operating expenses	77.2%	96.7%	260.8%	257.3%	300.0%	324.6%	103.6%	96.8%
Income (loss) from operations	22.8%	3.3%	(160.8)%	(157.3)%	(200.0)%	(224.6)%	(3.6)%	3.2%
Other income (expense), net	(0.5)%	0.3%	0.8%	0.3%	(1.9)%	1.4%	1.0%	1.2%
Income (loss) before income taxes	22.3%	3.6%	(160.0)%	(157.0)%	(201.9)%	(223.2)%	(2.6)%	4.4%
Provision for (benefit from) income taxes	—	—	—	—	—	36.2%	(0.6)%	1.0%
Net income (loss)	22.3%	3.6%	(160.0)%	(157.0)%	(201.9)%	(259.4)%	(2.0)%	3.4%

Liquidity and Capital Resources

We have historically financed operations through a combination of cash flow from operations and equity transactions. At December 31, 2002, our principal source of liquidity was $3.5 million in working capital. There is no debt outstanding at December 31, 2002, except for property and equipment financed under a capital lease.

Net cash used by operating activities was $2.5 million in the year ended December 31, 2002 compared to cash provided in operating activities of $3.2 million in the year ended December 31, 2001. The main uses of cash for the year ended December 31, 2002 were a net loss of $12.4 million and an increase in accounts receivables of $3.6 million. Offsetting decreases to cash flows from operating activities for the year ended December 31, 2002 were unbilled work-in-process of $5.2 million, unearned income of $4.8 million, depreciation and amortization of $1.8 million and loss on impairments and disposal of equipment of $1.2 million.

Net cash used by investing activities during the year ended December 31, 2002 was $180,000 compared to cash provided by investing activities during the year ended December 31, 2001 of $3.8 million. During 2002, we purchased $204,000 in property and equipment to support operations.

Financing activities used $521,000 in cash for the year ended December 31, 2002 compared to cash provided by financing activities of $405,000 in the year ended December 31, 2001. During 2002, we restricted $500,000 in cash as a landlord security deposit due to the restructure of our headquarters lease. Proceeds from the issuance of common stock under our stock option plan and our Employee Stock Purchase Plan provided funding of $7,000 which was offset by repayments of capital lease obligations of $28,000.

While the Company believes it has adequate working capital to meet its obligations throughout 2003, the Company has incurred losses of approximately $12.4 million, $19.1 million, and $1.0 million in 2002, 2001, and 2000, respectively, and has an accumulated deficit of approximately $47.8 million as of December 31, 2002. The net loss incurred in 2002 is attributed to a significant decline in revenue due to the slowdown in the economy, particularly in the telecommunications industry which is the Company’s largest market. Due to these factors the Company took steps in 2002 to reduce its annual operating expenses through headcount reductions, subcontractor reductions, benefit reductions and office closings.

To the extent the Company experiences a continued decline in revenue resulting in a shortfall from 2003 planned amounts, or is unable to invoice and collect in a timely manner under its customer revenue arrangements, it could have a material adverse impact on the Company’s ability to meet its intended business objectives.

We believe that our current cash and cash equivalents, together with anticipated cash flow from operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months. In making this assessment we considered the following:

•                  Our cash and cash equivalents balance at December 31, 2002 of $8.6 million.

•                  Our expense reductions made in 2002.

•                  Our profitability for the third and fourth quarters of 2002 and anticipated profitability in 2003.

•                  Our backlog of approximately $18.9 million at December 31, 2002.

Contractual Obligations and Commercial Commitments

The following summarizes our significant contractual obligations, net of rental income under non-cancelable subleases, which are comprised of a capital lease, operating leases and the headquarters lease restructuring liability.

	As of December 31,
	2003	2004	2005	2006	2007	Thereafter	Total

Capital lease	$47	$47	$47	$—	$—	$—	$141
Operating leases	$569	$598	$556	$524	$203	$—	$2,450
Headquarters restructuring liability	$1,076	$—	$—	$—	$—	$—	$1,076
Total commitments	$1,692	$645	$603	$524	$203	$—	$3,667

Nasdaq

In 2002 we received two non-compliance notifications from the Nasdaq Stock Market, Inc. (“Nasdaq”).

On May 29, 2002, we received notice from Nasdaq that for the previous 30 consecutive trading days, the price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the “$1.00 Rule”). Therefore, in accordance with Marketplace Rule 4450(e)(2), we had 90 calendar days, or until August 27, 2002, to regain compliance or request that we be transferred to the Nasdaq SmallCap market.

On July 30, 2002, we received notice from Nasdaq that for the preceding 30 consecutive trading days, our common stock had not maintained the minimum Market Value of Publicly Held Shares of $5.0 million as required for continued inclusion by Marketplace Rule 4450(a)(2) on the Nasdaq National Market. Therefore, in accordance with Marketplace Rule 4450(e)(1), we had 90 calendar days, or until October 28, 2002, to regain compliance.

On August 22, 2002, we received notice from Nasdaq that they had approved our application to list our common stock on The Nasdaq SmallCap market. Under Marketplace Rule 4450(e)(2), a company transferring to The Nasdaq SmallCap Market is afforded the remainder of the market’s 180 calendar day grace period to demonstrate compliance with the $1.00 Rule. If compliance with the rule could not be demonstrated by November 25, 2002, Nasdaq indicated that it would allow the Company an additional 180 days to regain compliance with the $1.00 Rule if the Company met the initial listing criteria for the market under Marketplace Rule 4310 (c)(2)(a). To satisfy this criteria, the Company needed to have stockholders’ equity of $5 million on November 25, 2002.

On November 26, 2002, we received notice from Nasdaq that due to the Company having at least $5 million of stockholders’ equity as of November 15, 2002, we were granted an additional 180 calendar days, or until May 27, 2003, to regain compliance with the $1.00 Rule.

On January 27, 2003 we received notice from Nasdaq that the bid price of our common stock had closed above $1.00 for at least 10 consecutive trading days and that we regained compliance with the $1.00 Rule.

Our failure to meet the Nasdaq’s maintenance criteria in the future may result in the delisting of our common stock from the Nasdaq SmallCap market. In such event, trading, if any, of our common stock may then continue to be conducted in the over the counter market. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock. In addition, in the event our common stock is delisted, broker- dealers would have certain regulatory burdens imposed upon them, which may discourage them from effecting transactions in our common stock, further limiting the liquidity of our stock.

Impact of Inflation

Inflation has not had a significant effect on our operations during the three years ended December 31, 2002.

Accounting Estimates

On an on-going basis, we evaluate our estimates, including those related to project completion, customer programs and incentives, bad debts, income taxes, warranty obligations, cancellation costs, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from these estimates under different assumptions or conditions.

Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. We review the accounting policies we use in reporting our financial results on a regular basis. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We have identified these policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to this policy on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Financial Statements in Item 16 of this Annual Report on Form 10-K, beginning on page F-6.

•                  Revenue Recognition

•                  Allowance for doubtful accounts

•                  Income taxes

Revenue Recognition

We derive revenue from two primary sources: the license of software solutions, certain custom development projects and professional services and the maintenance and support of our licensed products. We recognize revenue in accordance with Statements of Position, or SOP 97-2, “Software Revenue Recognition,” as amended and interpreted by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transactions.” In addition we have adopted Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” which provides further interpretive guidance for public companies on the recognition, presentation and disclosure of revenue in financial statements.

The majority of our license fees and services revenue is generated from fixed-price contracts that provide for both licenses and services. Revenue under these arrangements, where the services are essential to the functionality of the delivered software, is recognized using the percentage-of-completion method of accounting, in accordance with SOP 81-1, “Accounting for Long-Term Construction Type Contracts”. The percentage of completion for each contract is determined based on the ratio of direct labor hours incurred to total estimated direct labor hours. Due to the fact that the estimated direct labor hours can have a significant impact on revenue recognition, these estimates are reviewed by management regularly. Amounts billed in advance of services being performed are recorded as unearned revenue. Unbilled work-in-progress represents revenue earned but not yet billable under the terms of the fixed-price contracts and all such amounts are expected to be billed and collected during the succeeding 12 months.

In arrangements where the services are not essential to the functionality of the delivered software, we recognize license revenue when a license agreement has been signed, delivery has occurred, the fee is fixed or determinable and collectibility is probable. Where applicable, fees from multiple element arrangements are unbundled and recorded as revenue as the elements are delivered to the extent that vendor specific objective evidence (“VSOE”) of fair value exists. If VSOE does not exist, fees from such arrangements are deferred until the earlier of the date that VSOE does exist or all of the elements are delivered.

Services revenue provided under fixed-price contracts is generally recognized using the percentage-of-completion method of accounting described above. Revenue from professional services provided pursuant to time-and-materials contracts and training services are recognized as the services are performed.

Customer support and maintenance revenue is recognized ratably over the service contract period, which is generally 12 months. When maintenance or training services are bundled with the original license fee arrangement, their fair value is deferred and recognized during the periods such services are provided.

We may encounter budget and schedule overruns on fixed price contracts caused by increased material, labor or overhead costs. Adjustments to cost estimates are made in the periods in which the facts requiring such revisions become known. Estimated losses, if any, are recorded in the period in which current estimates of total contract revenue and contract costs indicate a loss.

Allowance for Doubtful Accounts

We make judgments related to our ability to collect outstanding accounts receivable. We provide allowances for receivables when their collection becomes doubtful by recording an expense. Generally, we determine the allowance based on our assessment of the realization of receivables using the historical information and current economic trends, including assessing the probability of collection from customers. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments owed to us, an increase in the allowance for doubtful accounts would be required. We evaluate the adequacy of the allowance regularly and make adjustments accordingly. Adjustments to the allowance for doubtful accounts could materially affect our results of operations.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Significant judgment is required in determining our provision for income taxes. We assess the likelihood that our deferred tax asset will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we establish a valuation allowance. We consider future taxable income projections, historical results and ongoing tax planning strategies in assessing the recoverability of deferred tax assets. However, adjustments could be required in the future if we determine that the amount to be realized is less or greater than the amount that we recorded. Such adjustments, if any, could have a material impact on our results of our operations.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 requires, among other things, that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are then capitalized as part of the carrying amount of the long-lived asset. We anticipate that the adoption of SFAS No. 143 as of January 1, 2003 will have no material impact on our financial statements.

In November 2001, the FASB issued Emerging Issues Task Force, or EITF, Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred.” EITF No. 01-14 establishes that reimbursements received for out-of-pocket expenses should be reported as revenue in the statements of operations. Prior to adoption, we classified reimbursed out-of-pocket expenses as a reduction of operating expenses. Our adoption of EITF No. 01-14 resulted in increased customer support and other services revenue and increased costs of customer support and other services, excluding depreciation and amortization. Our results of operations for all prior periods presented have been reclassified to conform to the new presentation. In accordance with EITF Issue No. 01-14, reimbursable expenses of $109,000, $159,000 and $914,000 for the years ended December 31, 2002, 2001 and 2000, respectively, are now reflected as revenue and cost of revenue. We adopted EITF No. 01-14 in the first quarter of 2002 and this change had no effect on operating income or loss or net income or loss for any period presented.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities.” This statement addresses the recognition, measurement and reporting of costs associated with exit and disposal activities. SFAS No. 146 is applicable to restructuring activities and costs related to terminating a contract that is not a capital lease one time benefit arrangements received by employees who are involuntarily terminated. SFAS No. 146 supercedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Under SFAS No. 146 the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the Company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Previously issued financial statements will not be restated. The provisions of EITF Issue No. 94-3 will continue to apply for exit plans initiated prior to the adoption of SFAS No. 146. We anticipate that the adoption of SFAS No. 146 as of January 1, 2003 will not have a material impact on our financial statements.

In November 2002, the FASB issued FASB Interpretation, FIN, No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34,” or FIN No. 45. The Interpretation requires that a guarantor is required to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken by issuing the guarantee. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Interpretation also requires disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain other guarantees it has issued, even where those guarantees do not fall within the scope of liability provisions of the Interpretation.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure an amendment of FASB Statement No. 123”, which amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not intend to voluntarily change to the fair value based method of accounting for stock-based employee compensation. The Company adopted the disclosure requirements of SFAS No. 148 which amended SFAS No. 123 to disclose the effects of accounting for stock-based employee compensation on reported results.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51.” FIN No. 46 requires certain variable interest entities, often referred to as “Special Purpose Entities,” to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. We do not currently believe FIN No. 46 will have a material impact on our financial statements.